CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2022 relating to the consolidated financial statements of Westwood Holdings Group, Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.
/s/ Deloitte & Touche LLP
Dallas, Texas
February 18, 2025